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                                  EXHIBIT 10.15

                          EMPLOYMENT AGREEMENT BETWEEN
              SORRENTO NETWORKS CORPORATION AND RICHARD L. JACOBSON

          This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 3,2002 ("the Effective Date"). The parties to this Agreement are Sorrento Networks Corporation, a New Jersey corporation ("the Company") and Richard L. Jacobson ("Executive").

          This Agreement is made with reference to the following facts:

          A. The Company desires to engage Executive's services on the terms and conditions set forth in this Agreement.

          B. Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, the parties agree as follows:

1.        EMPLOYMENT.

          1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

          1.2 Executive shall serve as Senior Vice President, Legal of the Company and shall report to the Chief Executive Office. Executive shall receive direction, and agrees to follow the direction, of both the Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO") of the Company.

          1.3 Executive shall fully, promptly and responsibly perform all services, acts or things required by the CEO or CFO.

          1.4 Executive shall perform his services at the Company's corporate offices in San Diego at least three full days per week and Executive may, if desired, perform the services in Los Angeles in a home office or in another agreed-upon Los Angeles location two days per week. Executive shall be consistently available during Company work hours at either the Company's San Diego offices or Executive's Los Angeles home office (or other mutually agreed location). Executive acknowledges that the Company's workday is 9:00 a.m. to 6:00 p.m. and further acknowledges that his physical presence in the San Diego and Los Angeles offices is an important term of this Agreement. Executive further understands that the Company may from time to time require Executive to travel to other locations in connection with the Company's business.

          1.5 The Company will provide Executive with a shared administrative assistant in



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               San Diego but Executive will not have an administrative assistant in Los Angeles.

          1.6 Executive shall not retain any outside counsel on behalf of the Company without express prior approval of the CFO. Executive and the CFO shall establish mutually agreeable written budget for each project being handled by outside counsel.

          1.7 Executive shall provide the CEO with written monthly status reports on all material outstanding matters.

2.        LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

          2.1 Executive shall devote his full business energies, interest, abilities and productive time to the Company. Except with the prior written consent of the CEO or CFO, during his employment with the Company, Executive will not accept other employment, consulting work or render other services of any kind, with or without remuneration, to any person, business or organization.

          2.2 Except as permitted herein, executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that Executive knows or should know is adverse or antagonistic to the Company, its business, clients, strategic partners, investors or prospects. The passive ownership of less than five percent (5%) of the outstanding shares of capital stock of any publicly-traded corporation shall not constitute a breach of this paragraph.

3.        COMPENSATION.

          3.1 The Company shall pay executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in accordance with the Company's regular payroll practices.

          3.2 Executive's annual salary shall be reviewed annually by the CEO and may be adjusted by the CEO in his sole discretion.

          3.3 Executive shall be entitled to such bonuses (if any) or stock options (if any) in addition to the stock options described in this Agreement, as is determined by the Board in its sole discretion.

          3.4 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are as commonly required to be collected or withheld by the Company.

          3.5 The Company agrees to reimburse Executive for reasonable expenses related to three day per week housing in San Diego. Company may, at its sole discretion, provide suitable temporary housing at Company's expense.





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          3.6  The Company agrees to provide necessary home office equipment to
               Executive, and to reasonably reimburse Executive for other approved home office-related expenses.

          3.7 The Company agrees to reimburse Executive for all other reasonable, necessary and approved business expenses incurred during Executive's employment, subject to the Company's standard documentation requirements.

          3.8 Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan that may be in effect from time to time and made available to its employees. The Company may modify or cancel its benefit plan(s) in its discretion, consistent with the requirements of state or federal law.

          3.9 Executive shall, in accordance with Company policy, be entitled to 3 weeks of paid vacation, accrued daily, per year. Executive shall not accrue more than 3 weeks of vacation, and shall use such vacation in a manner that is minimally disruptive to Company's business and with the prior approval of the CEO.

          3.10 Commencing September 1, 2002 or anytime thereafter, Executive may request one salary advance up to twenty-five thousand dollars ($25,000). If approved, Executive agrees that any advanced amounts shall be withheld from Executive's salary in equal installments beginning four (4) months after the advance and continuing for a maximum of three (3) months. Executive agrees that the Company may withhold twenty percent (20%) of such advance to apply toward interest accrued under the Promissory Note referred to in Section 8 of this Agreement. Such salary advance must also comply with all applicable laws, rules and regulations of any government or regulatory authorities. If Executive's employment with the Company ends for any reason, Executive agrees that any advanced amounts may be withheld from his final pay, including that from any severance, if any severance is due.

          3.11 Subject to the Board's approval through a duly enacted resolution, and subject to the provisions below, Executive will be granted an option to purchase 180,000 shares of FIBR stock ("the Option").

               (a) Except as otherwise specifically provided in this Agreement, the terms of the Option shall be governed by the Company's standard stock option and/or stock plan documentation.

               (b) The exercise price of the Option shall be the NASDAQ closing price on the Effective Date of this Agreement.

               (c) The Option shall vest in accordance with the following schedule:

                    o    30,600 shares on the Effective Date of this Agreement;



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                    o    30,600 shares six months after the Effective Date of
                         this Agreement;

                    o 5,940 shares per month beginning seven months after the Effective Date until all 180,000 shares have, subject to the other terms and conditions herein, become vested.

               (d) Executive agrees that no shares are exercisable within six months of the effective Dare of this Agreement absent a Change of Control as defined in paragraph 5.3 (b).

          3.12 In the sole discretion of the CEO after consultation with the Company's Compensation Committee, Executive may also be granted an additional 20,000 share option six months from the Effective Date of this Agreement ("the second Option"). If the second Option is granted, those shares shall vest at a rate of 4,000 shares per month for five months thereafter. The strike price for any of these additional options shall be the same as for the options referenced in paragraph 3.11 hereof. Otherwise, the terms of the second Option shall be governed by the Company's standard stock option and/or stock plan documentation.

4.        TERM.

          Executive's employment under this Agreement is for no specified term. Executive shall be an at-will employee, such that either the Company or Executive may terminate Executive's employment at any time, with or without cause or notice, and with or without reason, subject to the parties' rights and obligations as provided in this Agreement. This Agreement shall also terminate upon executive's death or disability, as that term is defined below.

5.        SEVERANCE AND POST-EMPLOYMENT OBLIGATIONS.

          5.1 Upon the termination of Executive's employment for any reason, Executive shall be paid his accrued salary plus any accrued and unused vacation through the effective date of termination. Except as expressly set forth below, Executive's entitlement to salary, benefits or other compensation shall cease upon the termination of Executive's employment.

          5.2 If Executive's employment is terminated by the Company without Cause (as defined in section 5.3(a) or in the event Executive tenders his resignation within ninety (90) days after a Change of Control (as defined in section 5.3(b), Executive and the Company each agree that they shall be bound by the terms of the Consulting Agreement attached hereto as Exhibit A. In addition, if, after being notified by the Company of his obligation to sign the waiver and general in the form of Exhibit B within 20 days of the effective date of termination of his employment, the Company will immediately vest Executive's then-unvested stock options and will, on the eighth day following Executive's execution of that waiver and general release of claims, pay executive a lump sum amount equal to six months of his then-current annual salary.

          5.3 If Executive's employment is terminated by the Company for Cause, Executive's entitlement to salary, benefits or other compensation ends as of Executive's termination date.



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               (a)  "Cause" as used in this Agreement means:

                    (i) the failure or refusal by Executive to perform his duties hereunder; it is specifically contemplated by the parties that Executive's failure to work in the San Diego headquarters at least three full days per week would be cause for termination;

                    (ii) the breach by Executive of any provisions of this
                         Agreement or Exhibits thereto;

                   (iii) the failure to promptly and fully perform all
                         reasonable work assignments and carry out all lawful directives given by the CEO and the CFO;

                    (iv) the failure to be consistently available during Company work hours at either the Company's San Diego offices or Executive's Los Angeles home office (or other mutually agreed location);

                    (v) the conviction of Executive of, or the entering of a pleas of nolo contendere by Executive with respect to, a felony;

                    (vi) Executive's drug or alcohol addiction; or

                   (vii) Executive's death or any disability which prevents
                         Executive from substantially performing the essential functions of his position for at least thirty (30) days or any sixty (60) day period.

               (b)  "Change of Control" shall have occurred if:

                    (i) a majority of the directors of the Company are persons other than persons: (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (b) who are then serving as directors appointed by Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships; or

                    (ii) fifty-one percent (51%) or more of the outstanding
                         voting power of the Company shall have been acquired after the date hereof (as defined in Rule 13d-3 under the 1934 Act or any successor rule thereto) by any person, or group of two or more persons acting as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding or disposing of voting stock of the Company; or

                   (iii) a reorganization, merger, consolidation or other
                         corporate transaction or sale or liquidation or other disposition of all or substantially all of the assets of the Company occurs (other than (i) a transaction with a subsidiary of the Company other than Sorrento Networks, Inc. or (ii) a transaction in which the holders of voting stock of the Company



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                         immediately before such disposition as a class continue
                         to hold immediately after the merger at least fifty percent (50%) of all outstanding voting power of the surviving or resulting corporation or its parent (including, without limitation, a company which owns directly or indirectly the Company or all or substantially all of its pre-acquisition assets) in substantially the same proportion as their ownership of common stock of the Company immediately before the transaction).

               For purposes of this Agreement, "disability" shall mean the expiration of any sixty (60) day period, during which Executive is unable to perform his assigned duties due to physical or mental incapacity for at lease thirty (30) consecutive or non-consecutive days. In the event of any dispute regarding the existence of Executive's disability, the matter will be resolved by the determination of a majority of three physicians qualified to practice medicine in California, one to be selected by each of Executive and the Board and the third to be selected by the two designated physicians. For this purpose, Executive will promptly submit to appropriate medical examinations. In the event of a disability dispute, the three physician panel must make its determination within thirty (30) days of the initiation of the dispute. During that determination period, executive shall continue to receive his salary and other benefits and his stock options shall continue to vest as scheduled.

6.        CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION

          6.1 Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached to this Agreement as Exhibit C.

          6.2 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known, and which gives the Company an advantage over its actual or potential competitors who do not know or use it. This confidential information includes, but is not limited to, techniques, designs, drawings, processes, inventions, developments, plans, code, equipment, prototypes, and employee, sales, marketing, and customer, business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as "Confidential and Proprietary Information"). During his employment and thereafter, Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information in any manner at any time, or use any Confidential and Proprietary Information except on behalf of the Company, without the prior written consent of the Company.

          6.3 While employed by the Company and for one (1) year thereafter, Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, solicit, attempt to solicit or provide any assistance to anyone soliciting or attempting to solicit: (i) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or




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               (ii) the business of any customer, partner or strategic alliance of the Company which, at the time of termination or immediately prior thereto, was doing business with the Company, to the extent that that business involves and developing, designing, producing, or marketing any product or service being developed, produced, or marketed by the Company as of the date of termination immediately prior thereto.

7.        TRADE SECRETS OF OTHERS.

               It is the understanding of both the Company and Executive that Executive shall not divulge to the Company any confidential information or trade secrets belonging to others, including Executive's former employers, nor shall the Company seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company, and the Company shall not request, any documents or copies of documents containing such information.

8.        PROMISSORY NOTE.

          Executive shall execute the Promissory Note in the form attached hereto as Exhibit D.

9.        ASSIGNMENT AND BINDING EFFECT.

          This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Due to the unique and personal nature of Executive's duties under the Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any successor to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.       NOTICES

          All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:



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                           If to the Company:

                           Chief Executive Officer
                           Sorrento Networks Corporation
                           9990 Mesa Rim Road
                           San Diego, CA 92121

                           If to Executive:

                           Richard L. Jacobson

                           --------------------------
                           --------------------------

          Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may


          Change its address for notices by giving notice to the other party in the manner specified in this section.

11.       INTERPRETATION; CONSTRUCTION.

          The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has consulted with his own independent counsel with respect to the terms of this Agreement. Each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.       REPRESENTATIONS AND WARRANTIES;WAIVER OF ANY EXISTING CLAIMS.

          Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity. Executive further represents and warrants that as of the Effective Date of this Agreement he is aware of no tortuous or unlawful conduct by the Company.

          In consideration of the benefits of this Agreement, Executive hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates and benefit plans, of and form any and all damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to the Effective Date of this Agreement with respect to any claim(s) of any kind whatsoever against the Company, including but not limited to claims pursuant to any federal, state or local law relating to employment, such as discrimination claims under the California Fair Employment and Housing Act, the Federal Age discrimination in



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          employment Act of 1967, as amended ("ADEA"), or Title VII of the Civil
          Rights Act of 1964, or claims for wrongful termination, breach of the covenant of good faith and fair dealing, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

          In releasing claims unknown to Executive at present, Executive hereby waives all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under the ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which Executive was already entitled as an executive of the Company.

          Executive further acknowledges that he has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) he has the right to consult with an attorney prior to executing this release and waiver (although he may choose voluntarily not to do so); and if he is over 40 years old upon execution of this (c) he has twenty-one (21) days from the Effective Date in which to consider this release and waiver (although he may choose voluntarily to execute this release and waiver earlier);
          (d) he has seven (7) days following the execution of this release and waiver to revoke his consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7) day revocation period has expired.

13.       ARBITRATION.

          a. The parties agree to arbitrate any dispute, claim or controversy arising from or concerning Executive's employment, his termination from employment, any terms or conditions of his employment, the interpretation or enforcement of this Agreement or the rights and duties of any person in relation to this Agreement including without limitation claims of employment discrimination or harassment under Title VII of the Civil Rights Act, the California Fair Employment & Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or 42 U.S.C. section 1981, claims for violation of the Employment Retirement Income Security Act, the California Labor Code, or the Fair Labor Standards Act, claims for breach of employment contract or the implied covenant of good faith and fair dealing, wrongful discharge, or tortuous conduct (whether intentional or negligent) including defamation, misrepresentation, fraud or infliction of emotional distress but excluding claims for workers' compensation benefits or claims for wages before the California Department of Industrial Relations (collectively, "Covered Claims").

          b. The arbitration shall be conducted by a single neutral arbitrator in accordance with the current rules issued by the American Arbitration Association ("AAA") for resolution of employment disputes. The arbitration shall take place in the City of San Diego. The Company will pay the fee for the arbitration proceeding, as well as any other charges by the AAA.

          c. The parties hereby authorize the use of the AAA's Optional Rules for Emergency Measures of Protection in any matter involving the alleged breach of Executive's



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               obligations regarding confidentiality, inventions,
               non-solicitation or limitations on other employment or activities outside of his employment with the Company.

          d. The Arbitrator shall issue a written award, The award shall be final and binding upon the parties. The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction. Any award may thereafter be entered as a judgment in any court of competent jurisdiction.

          e. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed period shall result in waiver of any claims.

               Failure to demand arbitration within the prescribed period shall result in waiver of any claims.

          f. It is the intent of the parties to provide for mandatory arbitration to the fullest extent of, but not beyond what is permitted by, applicable law. A court construing this arbitration provision may modify or interpret it to the extent necessary so a to render it enforceable. If the parties' agreement to arbitrate is declared unenforceable and cannot be administered, interpreted, or modified to be enforceable, Executive agrees to waive any right he may have to a jury trial with respect to any Covered Claim.

14.       LITIGATION COSTS.

          Should any litigation, arbitration, or administrative action be commenced concerning a Covered Claim, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for that party's costs and attorney's fees, which shall be determined by the court, arbitrator, or administrative agency.

15.       AMENDMENT AND WAIVER.


          The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect to or enforceability of this Agreement.

16.       CHOICE OF LAW.

          This Agreement is made in San Diego, California. The parties agree that it shall be construed and interpreted in accordance with laws of the State of California.

17.       INTEGRATION.

          This Agreement (and any attached Exhibits) is the complete, final and exclusive agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior implied, oral and/or written agreements or arrangements between the parties unless otherwise expressly provided herein. Except as expressly stated otherwise herein, all previous agreements between Executive and the Company, its current




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and former officers, directors, affiliates or subsidiaries, whether written or oral, are hereby terminated without any further liability to the Company.

18.       ASSUMPTION.

          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

19.       SEVERABILITY.

          The finding by a court or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. It is the parties' desire that such court or arbitrator should modify or replace any invalid or unenforceable term or provision with a valid and enforceable term or provision that will most accurately represent the parties' intention with respect to the invalid or unenforceable term or provision.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                  SORRENTO NETWORKS CORPORATION


By:                                               By:
  --------------------------                         --------------------------
  Richard L. Jacobson                                Joe Armstrong
                                                     Chief Financial Officer